EXHIBIT 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO REPORTS FIRST QUARTER FISCAL 2008 RESULTS
-Company Reports First Quarter Diluted EPS of $0.10 Before Discontinued Operations-
—Updates Guidance for Fiscal 2008—
NASHVILLE, Tenn., May 31, 2007 — Genesco Inc. (NYSE: GCO) today reported earnings before discontinued operations of $2.2 million, or $0.10 per diluted share, for the first quarter ended May 5, 2007, including primarily non-cash, pretax fixed asset impairment charges of $6.6 million, or $0.15 per diluted share, primarily related to the Company’s previously announced plan to close up to 57 underperforming stores in urban markets. For the quarter ended April 29, 2006, earnings before discontinued operations were $10.7 million, or $0.41 per diluted share. Net sales for the first quarter of fiscal 2008 increased 6% to $335 million, compared to $315 million for the first quarter of fiscal 2007.
     Genesco Chairman and Chief Executive Officer Hal N. Pennington said, “During the first quarter the Journeys Group posted solid sales growth and the positive momentum in the Johnston & Murphy and Dockers Footwear businesses continued. Hat World’s business improved consistently throughout the quarter, with the successful transition to the new Major League Baseball on-field hat. However, the challenges in the urban market were once again a negative factor in our overall results for the quarter.
     “As we previously announced, we plan to close or convert up to 57 underperforming urban stores, primarily in the Underground Station Group, that have been most negatively impacted by the downturn in that market. We remain confident that Underground Station is a viable concept and believe that closing these stores will provide us with a stronger platform on which to rebuild and improve that business.
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GENESCO INC. — Add One
     “Net sales in the Journeys Group increased 10% to approximately $156 million and same store sales rose 3% in the first quarter, with a 7% increase in comparable footwear unit sales, which strengthens our confidence in our merchandising position for the summer and back to school season. Journeys’ store growth plans remain on track, as we continue to target 50 to 60 new stores for fiscal 2008.
     “Net sales at Journeys Kidz increased 35% to $11 million, same store sales rose 6% and comparable footwear unit sales were up 11% during the quarter. We continue to work toward a target of 40 new Kidz stores this fiscal year. We opened 11 new Shi by Journeys stores during the first quarter and ended the period with 23 Shi by Journeys stores in operation. Our target is to have 50 Shi stores open by the end of the fiscal year.
     “Net sales in the Hat World Group increased 12% to approximately $79 million and same store sales declined 4%, compared to a decline of less than 1% in the first quarter last year. As expected, Hat World continued to be affected by the difficult urban market. Additionally, the quarter saw the planned transition to the new Major League Baseball on-field hat. This transition hurt sales early in the quarter, but the introduction of the new hat at the beginning of April sparked a positive sales trend that has continued into the second quarter. Based on both our positioning in the market and moderating comparisons, we expect an improving sales trend at Hat World through the balance of the year. We expect to open 100 to 105 new stores in the Hat World Group in Fiscal 2008.
     “Net sales for the Underground Station Group, which includes the remaining Jarman stores, were $30 million and same store sales declined 22%. The weak urban market, ongoing softness in the athletic category and a tough Nike comparison negatively affected sales comparisons during the quarter. We expect improvements at Underground Station in the latter part of the year, as we continue to re-merchandise the stores towards more women’s and casual products, as the absence of Nike products becomes a less significant factor in the year-over-year comparisons, and as overall comparisons moderate as we mark the anniversary of the onset of the urban market downturn.
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GENESCO INC. — Add Two
     “Johnston & Murphy Group’s net sales increased 5% to approximately $46 million in the first quarter. Wholesale sales rose 3%, same store sales for the shops were up 3% and operating margin increased 330 basis points to 9.7%. Johnston & Murphy’s footwear line continues to gain customer acceptance. At the same time, we continue to see strength in all our non-footwear categories. Johnston & Murphy’s momentum remains strong.
     “First quarter sales of Licensed Brands increased 25% to approximately $24 million, after a 37% gain for the same period last year. According to The NPD Group’s Retail Tracking Service, Dockers Footwear was the #1 ranked brand for men’s dress casual footwear in national chains and shoe chains for the 12 months ended March 2007.”
     The Company also updated its guidance for the fiscal year ending February 2, 2008. It now expects to report net sales of $1.59 billion and earnings per diluted share of $2.37 to $2.40 for fiscal 2008, including charges of $0.35 related to the store closing program. The Company’s fiscal 2008 guidance does not include the impact of any costs associated with the Company’s review of strategic alternatives, which the Company announced today.
     This release contains forward-looking statements, including those regarding the Company’s sales and earnings outlook and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include uncertainty regarding the effect or outcome of the Company’s decision to explore strategic alternatives, weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period to period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, and competition in the Company’s markets. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in
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GENESCO INC. — Add Three
existing stores on schedule and at acceptable expense levels, the ability to negotiate acceptable lease terminations and otherwise to execute the store closing plan on schedule and at expected expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
     The Company’s live conference call on May 31, 2007, at 7:30 a.m. (Central time) may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,050 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended
	May 5,	April 29,
In Thousands	2007	2006

Net sales	$334,651	$315,018
Cost of sales	162,807	153,649
Selling and administrative expenses	159,073	141,866
Restructuring and other, net	6,595	109

Earnings from operations	6,176	19,394
Interest expense, net	2,402	1,914

Earnings before income taxes from continuing operations	3,774	17,480
Income tax expense	1,571	6,814

Earnings from continuing operations	2,203	10,666
Provision for discontinued operations, net	—	(189)

Net Earnings	$2,203	$10,477

Earnings Per Share Information

	Three Months Ended
	May 5,	April 29,
In Thousands (except per share amounts)	2007	2006

Preferred dividend requirements	$64	$64

Average common shares - Basic EPS	22,391	23,042

Basic earnings per share:
Before discontinued operations	$0.10	$0.46
Net earnings	$0.10	$0.45

Average common and common equivalent shares — Diluted EPS	26,804	27,436

Diluted earnings per share:
Before discontinued operations	$0.10	$0.41
Net earnings	$0.10	$0.40

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended
	May 5,	April 29,
In Thousands	2007	2006

Sales:
Journeys Group	$155,921	$141,500
Underground Station Group	29,810	39,956
Hat World Group	78,844	70,688
Johnston & Murphy Group	46,294	44,031
Licensed Brands	23,529	18,799
Corporate and Other	253	44

Net Sales	$334,651	$315,018

Operating Income (Loss):
Journeys Group	$10,817	$13,151
Underground Station Group	(2,168)	2,405
Hat World Group	2,652	6,007
Johnston & Murphy Group	4,470	2,823
Licensed Brands	3,079	1,729
Corporate and Other*	(12,674)	(6,721)

Earnings from operations	6,176	19,394
Interest, net	2,402	1,914

Earnings before income taxes from continuing operations	3,774	17,480
Income tax expense	1,571	6,814

Earnings from continuing operations	2,203	10,666
Provision for discontinued operations, net	—	(189)

Net Earnings	$2,203	$10,477

*Includes $6.6 million of other charges in the first quarter of Fiscal 2008 of which $6.3 million is asset impairments related to underperforming stores, primarily in the Underground Station Group, and $0.3 million for lease terminations and $0.1 million of other charges in the first quarter of Fiscal 2007 for asset impairments.

GENESCO INC.
Consolidated Balance Sheet

	May 5,	April 29,
In Thousands	2007	2006

Assets
Cash and cash equivalents	$13,729	$34,719
Accounts receivable	23,586	22,742
Inventories	282,419	247,773
Other current assets	43,029	30,192

Total current assets	362,763	335,426

Property and equipment	225,702	197,546
Other non-current assets	172,136	157,094

Total Assets	$760,601	$690,066

Liabilities and Shareholders’ Equity
Accounts payable	$85,495	$90,541
Other current liabilities	50,179	56,568

Total current liabilities	135,674	147,109

Long-term debt	132,250	106,250
Other long-term liabilities	86,789	74,498
Shareholders’ equity	405,888	362,209

Total Liabilities and Shareholders’ Equity	$760,601	$690,066

GENESCO INC.
Retail Units Operated — Three Months Ended May 5, 2007

	Balance	Acquisi-				Balance				Balance
	01/28/06	tions	Open	Conv	Close	02/03/07	Open	Conv	Close	05/05/2007

Journeys Group	761		96	0	4	853	33	0	2	884
Journeys	710		61	0	3	768	11	0	2	777
Journeys Kidz	50		24	0	1	73	11	0	0	84
Shi by Journeys	1		11	0	0	12	11	0	0	23
Underground Station Group	229		11	0	17	223	1	0	1	223
Underground Station	180		11	3	1	193	1	1	0	195
Jarman Retail	49		0	(3)	16	30	0	(1)	1	28
Hat World Group	641	49	104	0	9	785	26	0	2	809
Johnston & Murphy Group	142		13	0	7	148	4	0	0	152
Shops	107		7	0	5	109	3	0	0	112
Factory Outlets	35		6	0	2	39	1	0	0	40

Total Retail Units	1,773	49	224	0	37	2,009	64	0	5	2,068

Constant Store Sales

	Three Months Ended
	May 5,	April 29,
	2007	2006

Journeys Group	3%	1%
Underground Station Group	-22%	-3%
Underground Station	-23%	-2%
Jarman Retail	-14%	-9%
Hat World Group	-4%	-1%
Johnston & Murphy Group	4%	2%
Shops	3%	3%
Factory Outlets	6%	0%

Total Constant Store Sales	-2%	0%